Exhibit 23

Consent of Independent Registered Public Accounting Firm

Ampco-Pittsburgh Corporation

Carnegie, Pennsylvania

We hereby consent to the incorporation by reference in Registration Statements No. 333-152803, 333-174269 and 333-211242 on Form S-8 of our report dated January 17, 2017 relating to the financial statements of ASW Steel Inc. for the years ended December 31, 2015 and 2014 appearing in this Current Report on Form 8-K/A dated January 17, 2017, of Ampco-Pittsburgh Corporation. Our report contains an explanatory paragraph regarding ASW Steel Inc.’s ability to continue as a going concern.

/s/BDO Canada, LLP

Chartered Professional Accountants, Licensed Public Accountants

Mississauga, Ontario

January 17, 2017